CONTACTS
From: Anthony J. DeFazio	For: Todd Jensen
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	tjensen@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires Texarkana Surgery Center

New York, NY, June 24, 2011 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that it has acquired a free-standing fee simple ambulatory surgery center in Texarkana, Texas at a purchase price of $4.5 million. The acquisition closed on June 21, 2011.

The property contains 18,268 rentable square feet.  This includes four operating rooms, a pre-op holding area, a recovery room, an x-ray room and a minor procedure room. The property is 100% leased to Texarkana Surgery Center, L.P., an operating joint venture between Symbion, Inc. and a 23-member physician group. The lease has a ten-year term and expires on April 30, 2021.  The property is located approximately one mile from Christus St. Michael Hospital, a 312-bed acute care hospital.

“We are very pleased to have closed on our first asset. This acquisition is consistent with our investment strategy of acquiring a diversified portfolio of new, institutional-quality, income-producing healthcare facilities leased to strong operators and located in attractive markets” said Todd Jensen, Chief Investment Officer for ARC Healthcare, “and we’re continuing to build our pipeline of future acquisitions.”

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150,000,000 shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000.  The Company intends to use the proceeds from the offering to acquire income-producing, medical facilities located throughout the United States.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.